Exhibit 3.1.1

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation:

Stallion Synergies, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

200,000,000 shares of common stock, par value $0.001, are authorized.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

After giving effect to a reverse stock split of one for two hundred fifty shares of common stock, the authorized common stock will remain 200,000,000 shares at par value $0.001.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issue share of the same class or series:

Based on 29,500,000 shares of common stock issued and outstanding, an aggregate 29,382,000 shares will be canceled pursuant to the reverse thus leaving 118,000 shares outstanding, par value $0.001.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Fractional shares .5% and above shall be rounded up to the nearest whole.

7. Effective date and time of filing:               Date:                           Time:

8. Signature:

/s/ Shuguan Chen

Signature of Officer